EXHIBIT 14
                     OREGON PACIFIC BANCORP AND SUBSIDIARIES

ETHICS POLICY FOR SENIOR FINANCIAL OFFICERS

The Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, the Senior Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all enterprise stakeholders, including shareholders, customers, employees, suppliers, and citizens of the communities in which the Bancorp's business is conducted. Senior Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Bancorp's financial organization, and by demonstrating the following:

     Honest and Ethical Conduct

Senior Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

o Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal or alienation from the financial organization or Oregon Pacific Bancorp.
o Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Bancorp and what could result in material personal gain for a member of the financial organization, including Senior Officers.
o Provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.
o Demonstrate their personal support for such policies through periodic communication reinforcing these ethical standards throughout the finance organization.

     Financial Records and Periodic Reports

      Senior Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

o Business transactions are properly authorized and completely and accurately recorded on the Bancorp's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Oregon Pacific Bancorp financial policy.
o The retention or proper disposal of Bancorp records shall be in accordance with established Oregon Pacific Bancorp financial policies and applicable legal and regulatory requirements.
o Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

     Compliance with Applicable Laws, Rules, and Regulations

     Senior Officers will establish and maintain mechanisms to:

o Educate members of the finance organization about any federal, state, or local statute, regulation, or administrative procedure that affects the operation of the finance organization and Oregon Pacific Bancorp.
o Monitor the compliance of the finance organization with any applicable federal, state, or local statute, regulation or administrative rule.
o Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.


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